SUB-ITEM 77E:
LEGAL PROCEEDINGS


LEGAL PROCEEDINGS


Since February 2004,
Federated and related
entities (collectively,
 "Federated") have been
named as defendants in
several lawsuits, that
 were consolidated
into a single action
in the
United States District
Court for the Western
District of Pennsylvania,
 alleging excessive advisory
fees involving one of
the Federated-sponsored
 mutual funds.  Without
admitting the validity of
any claim, Federated
reached a final settlement
 with the Plaintiffs in
these cases in April 2011.